Exhibit 1.1

BYLAWS OF BANCO SANTANDER, S.A.

CHAPTER I. THE COMPANY AND ITS CAPITAL

Section 1. Name of the Company

Article 1. Corporate name

The name of the Company is BANCO SANTANDER, S.A. (hereinafter, the “Bank” or the “Company”).

The Bank was founded in the city for which it was named, by means of a public instrument executed on 3 March 1856 before notary public Mr. José Dou Martínez; such public instrument was ratified and partially amended by another one dated 21 March 1857 and executed before notary public Mr. José María Olarán, of the above-mentioned capital city.

As a result of the enactment of the Decree-Law dated 19 March 1874, whereby the circulation of a single paper currency was established in Spain, the privilege of issuing paper money which the Bank had and which it had exercised from the date it commenced operations expired. Thus, the Bank became a credit company [“sociedad anónima de crédito”] pursuant to the provisions of the Law dated 19 October 1869. Such credit company took over the assets and liabilities of what had been, until that time, an issuing Bank. All of the foregoing was formalized by public instrument executed on 14 January 1875 before notary public Mr. Ignacio Pérez, of the City of Santander, which public instrument was recorded in the Commercial Registry book of the Trade Promotion Section of the Government of the Province of Santander.

Article 2. Corporate purpose

1.     The corporate purpose of the Company consists of:

a)     The conduct of activities and operations and the provision of services of any kind which are typical of the banking business in general and which are permitted under current law.

b)     The acquisition, possession, enjoyment and disposition of all types of securities.

2.     The activities that make up the corporate purpose may be carried out totally or partially in an indirect manner, in any of the manners permitted by Law and, in particular, through the ownership of shares or the holding of interests in Companies whose purpose is identical, similar, incidental or supplemental to such activities.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

Article 3. Registered office and other offices

1.     The registered office of the Bank is located in the city of Santander, Paseo de Pereda, numbers 9-12.

2.     The board of directors may resolve to change the location of the registered office within the same municipal area.

Article 4. Commencement of activities and duration

1.     The Company commenced its activities on 20 August 1857.

2.     The duration of the Company is indefinite.

Section 2. Share capital and shares

Article 5. Share capital

1.     The share capital is 8,020,286,723 euros.

2.     The share capital is represented by 16,040,573,446 shares having a nominal value of fifty euro cents each, all of which belong to the same class and series.

3.     All the shares have been fully paid-up.

Article 6. Form of the shares

1.     The shares are represented in book-entry form and are governed by the Securities Market Law [Ley del Mercado de Valores] and such other provisions as may be applicable.

2.     The book-entry registry of the Company shall be maintained by the entity or entities charged by the law with such duty.

The entity in charge of the book-entry registry shall notify the Bank of transactions involving the shares and the Bank shall keep its own stock ledger with the name of the shareholders.

3.     The person whose name appears as the holder in the entries in the records of the entity in charge of the book-entry registry shall be deemed the legitimate holder thereof, and therefore, such person may request from the Bank the benefits to which the shares entitle them.

4.     In the event of persons or entities formally acting as shareholders under a fiduciary agreement, trust, or any other similar title, the Bank may require such persons to provide the particulars of the beneficial owners of the shares, as well as information regarding all acts entailing the transfer of such shares or the creation of liens thereon.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

Article 7. Shareholders’ rights

1.     Shares confer on the lawful holders thereof the status of shareholder and give them the rights set forth in the law and in these bylaws and, specifically, the following:

a)     The right to share in the distribution of corporate earnings and in the net assets resulting from liquidation.

b)     The pre-emptive right to subscribe to the issuance of new shares or debentures convertible into shares.

c)     The right to attend and vote at the General Shareholders’ Meetings and to challenge corporate resolutions.

d)     The right to receive information.

2.     Shareholders shall exercise their rights vis-à-vis the Company with loyalty and good faith.

3.     In such manner as is set forth in legal and administrative provisions, the Company shall not acknowledge the exercise of voting and related rights arising from interests in the Company held by persons who acquire shares thereof in violation of mandatory legal rules of any type or rank. Likewise, the Company shall make public, in such manner as determined by the above-mentioned regulations, the interest held by the shareholders in the capital of the Company, whenever the circumstances requiring such publication arise.

Article 8. Unpaid subscriptions

1.     Unpaid subscription amounts on partially paid-up shares shall be paid up by the shareholders at the time determined by the board of directors, within five years of the date of the resolution providing for the capital increase. The manner and other details of such payment shall be determined by the resolution providing for the capital increase.

2.     Without prejudice to the effects of default as set forth by law, any late payment of unpaid subscriptions shall bear, for the benefit of the Bank, such interest as is provided by law in respect of late payments, starting from the day when payment is due and without any judicial or extra-judicial demand being required. In addition, the Bank shall be entitled to bring such legal actions as may be permitted by law in these cases.

Article 9. Non-voting shares

1.     The Company may issue non-voting shares for a nominal amount of not more than one half of the paid-up share capital.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

2.     Non-voting shares shall attribute to the holders thereof the rights established in the resolution for the issuance thereof, in accordance with law and by means of an appropriate amendment of the bylaws.

Article 10. Redeemable shares

1.     The Company may, on the terms established by law, issue redeemable shares for a nominal amount not to exceed one-fourth of its share capital.

2.     Redeemable shares shall give the holders thereof the rights that are established in the resolution providing for the issuance thereof, in accordance with law and by means of the appropriate bylaw amendment.

Article 11. Co-ownership

1.     Each share is indivisible.

2.     Shares that are jointly owned shall be registered in the respective book-entry registry in the name of all co-owners. However, the co-owners of a share shall appoint a single person to exercise shareholder rights and shall be jointly and severally liable to the Company for all obligations entailed by the status of shareholders.

The same rule shall apply in all other instances of co-ownership of rights over shares.

3.     In the case of usufruct of shares, the status of shareholder lies with the bare owner, but theusufructuary shall in every case be entitled to receive the dividends the Company resolvesto distribute during the usufruct. The bare owner shall exercise all other shareholder rights.

The usufructuary has the obligation to facilitate the exercise of such rights by the bare owner.

4.     If the shares are pledged, the owner thereof shall be entitled to exercise shareholder rights. The pledgee shall have the obligation to facilitate the exercise of such rights.

In the event that the owner fails to comply with his obligation to pay unpaid contribution amounts, the pledgee may perform such obligation himself or foreclose on the pledge.

5.     In all other cases of limited in rem rights on shares, voting and related rights shall be exercised by the direct owner thereof.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

Article 12. Transfer of shares

1.     Shares and the economic rights attaching thereto, including pre-emptive rights, may be transferred by any means permitted by Law.

2.     New shares may not be transferred until the capital increase is registered with the Commercial Registry.

3.     Shares shall be transferred by means of book-entries.

4.     The registration of the transfer in favor of the transferee shall have the same effect as the delivery of the securities.

5.     The creation of limited in rem rights or other liens on shares shall be registered in the respective account of the book-entry registry.

6.     Registration of the pledge is equivalent to transfer of title.

Section 3. Capital increase and reduction

Article 13. Capital increase

Capital increases may be effected by issuing new shares or by increasing the par value of existing shares and, in both cases, the consideration therefore may consist of non monetary or monetary contributions, including the set-off of receivables, or of the transformation of available profits or reserves. Capital increases may be made partly with a charge to new contributions and partly with a charge to unappropriated profits or reserves.

Article 14. Authorized capital

1.     The shareholders acting at the general shareholders’ meeting may delegate to the board of directors the power to resolve, on one or more occasions, to increase the share capital up to a specified amount, at the time and in the amount it may decide and within the limits established by the law. Such delegation may include the power to exclude pre-emptive rights.

2.     The shareholders at the general shareholders’ meeting may also delegate to the board of directors the power to determine the date on which the adopted resolution to increase the share capital is to be implemented and to set the terms thereof regarding all matters not specified by the shareholders at the general shareholders’ meeting.

Article 15. Exclusion of pre-emptive rights

1.     The shareholders acting at the general shareholders’ meeting or the board of directors approving an increase in share capital, as the case may be, may resolve

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

to exclude the pre-emptive rights of the shareholders to further the best interests of the Company.

2.     The pre-emptive rights of existing shareholders shall be excluded when the capital increase is due to the conversion of debentures into shares, the merger of another company into the Company or of all or part of the assets split off from another company, or when the Company has made a tender offer for securities the consideration for which consists, in whole or in part, of securities to be issued by the Company or, in general, when the increase is carried out in consideration for non-cash contributions.

Article 16. Capital reduction

1.     Capital reductions may be effected by reducing the par value of the shares or by repurchasing them or dividing them into groups for exchange. Capital reductions may be effected in order to return the value of contributions, to release unpaid subscriptions, establish or increase reserves or to restore the balance between the share capital and net assets.

2.     In the event of a capital reduction to return contributions, payment to shareholders may be made in kind in whole or in part, provided the three conditions set forth in Article 64 are concurrently met.

Section 4. Issuance of debentures and other securities

Article 17. Issuance of debentures

The Company may issue debentures on the terms and with the limits established by law.

Article 18. Convertible and exchangeable debentures

1.     Convertible and/or exchangeable debentures may be issued at a fixed (determined or determinable) or variable exchange ratio.

2.     The pre-emptive rights of the shareholders in connection with the issuance of convertible debentures may be excluded as provided by law.

3.     The shareholders acting at a general shareholders’ meeting may delegate to the board of directors the power to issue simple or convertible and/or exchangeable debentures, including, if applicable, the power to exclude preemptive rights. The board of directors may make use of this delegation on one or more occasions within a maximum period of five years. The shareholders acting at a general shareholders’ meeting may also authorize the board of directors to determine the time when the issuance approved is to be carried out and to set the other terms not specified in the resolution of the shareholders.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

Article 19. Issuance of other securities

1.     The Company may issue notes, warrants, preferred stock or other negotiable securities other than those described in the preceding articles.

2.     The shareholders acting at a general shareholders’ meeting may delegate to the board of directors the power to issue such securities. The board of directors may exercise such delegated power on one or more occasions and during a maximum period of five years.

3.     The shareholders at a general shareholders’ meeting may likewise authorize the board of directors to determine the time when the issuance approved is to be effected, and to set all other terms not specified in the resolution adopted at the general shareholders’ meeting, on the terms established by law.

CHAPTER II. GOVERNANCE OF THE COMPANY

Section 1. Corporate decision-making bodies

Article 20. Distribution of powers

1.     The corporate decision-making bodies of the Company are the shareholders acting at a general shareholders’ meeting and the board of directors.

2.     The general shareholders’ meeting has the power to decide on all matters assigned to it by the law or the bylaws. Specifically and merely by way of example, it has the following powers:

(i)     To appoint and remove the directors and to ratify or revoke the interim appointments of such directors made by the board itself, as well as to examine and approve their performance and to exempt the directors from the legal prohibitions regarding conflicts of interest when the law necessarily assigns such power to the shareholders at the general shareholders’ meeting;

(ii)    To appoint and remove the external auditor and liquidators;

(iii)   To commence claims for liability against directors, liquidators and the external auditor;

(iv)   To approve, if appropriate, the annual accounts and corporate management and adopt resolutions on the allocation of results, as well as to approve, also if appropriate, the consolidated annual accounts;

(v)    To adopt resolutions on the issuance of debentures or other fixed-income securities, any capital increase or reduction, the transformation, merger or splitoff, the overall assignment of assets and liabilities, the relocation of the

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

registered office abroad and the dissolution of the Company and, in general, any amendment of the bylaws,  except when the law assigns such power to the directors with respect to any of the aforementioned matters;

(vi)   To authorize the board of directors to increase the share capital, pursuant to the provisions of the Spanish Capital Corporations Law and of these bylaws;

(vii)  To authorize the acquisition of the Company’s own stock;

(viii) To decide on the exclusion or limitation of pre-emptive rights, without prejudice to the possibility of delegating this power to the directors as provided by law;

(ix)   To decide upon matters submitted to the shareholders at the general shareholders’ meeting by resolution of the board of directors;

(x)    To approve the director remuneration policy as provided by law and to decide on the application of compensation systems consisting of the delivery of shares or rights thereto, as well as any other compensation system referenced to the value of the shares, regardless of who the beneficiary of such compensation systems may be;

(xi)   To approve the transfer to subsidiaries of the essential activities carried out until that time by the Company itself, though it retains full ownership thereof;

(xii)  To approve the acquisition, disposition or contribution to another company of essential operating assets; and

(xiii) To approve transactions whose effect is tantamount to the liquidation of the Company.

For purposes of the provisions in sub-sections (xi) and (xii), the asset or activity shall be presumed essential if the amount of the transaction exceeds twenty-five percent of the value of the assets as recorded in the last balance sheet.

3.     The powers not assigned by law or the bylaws to the shareholders acting at a general shareholders’ meeting shall be exercised by the board of directors.

Section 2. General shareholders’ meeting

Article 21. Regulations applicable to the general shareholders’ meeting

1.     The shareholders acting at the general shareholders’ meeting are the sovereign decisionmaking body of the Company, and the resolutions adopted thereat bind all of the shareholders, including those who are absent, dissent, abstain from voting or do not have the right to vote, all without prejudice to the rights and actions granted to them by the law.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

2.     The general shareholders’ meeting shall be governed by the provisions of the bylaws and the law. The legal and bylaw regulation of the meeting shall be further developed and supplemented by the Rules and regulations for the general shareholders’ meeting, which shall contain detailed provisions regarding the call to meeting, the preparation of, provision of information prior to, attendance at and progress of the Meeting and the exercise of political rights by the shareholders thereat. The rules and regulations shall be approved by the shareholders at a meeting at the proposal of the board of directors.

Article 22. Types of general shareholders’ meetings

1.     General shareholders’ meetings may be ordinary or extraordinary.

2.     The ordinary general shareholders’ meeting must be held within the first six months of each fiscal year in order for the shareholders to review corporate management, approve the annual accounts from the prior fiscal year, if appropriate, and resolve upon the allocation of profits or losses from such fiscal year, to approve, if appropriate, the consolidated annual accounts, without prejudice to their competence to deliberate and resolve on any other matter included in the agenda. An ordinary general shareholders’ meeting shall still be valid even if called or held outside of the applicable time period.

3.     Any general shareholders’ meeting not provided for in the foregoing sub-section shall be deemed an extraordinary general shareholders’ meeting.

4.     All general shareholders’ meetings, whether ordinary or extraordinary, shall be subject to the same rules regarding procedure and powers of the shareholders thereat. The foregoing shall be without prejudice to the specific rules for extraordinary general shareholders’ meetings established by law or the bylaws.

Article 23. Power and duty to call a meeting

1.     The board of directors must call a general shareholders’ meeting:

(a)     When required pursuant to the provisions applicable to the ordinary general shareholders’ meeting as set forth in the preceding article.

(b)     When so requested by shareholders holding at least three percent of share capital, and such request sets forth the matters to be addressed at the meeting; in such case, the general shareholders’ meeting must be called by the board of directors  to be held within two months of the date on which a notarial request for such purpose is submitted to the board.

(c)     When it deems it appropriate in the interest of the Company.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

2.     The board of directors shall prepare the agenda, which shall necessarily include the matters requested to be addressed.

3.     If the ordinary general shareholders’ meeting is not called within the statutory time period, it may be called, at the request of the shareholders and upon notice thereof being given to the directors, by the court clerk or by the company registrar of the place where the registered office is located.

Article 24. Call of a general shareholders’ meeting

1.     Notice of all types of meetings shall be given by means of a public announcement in the Official Bulletin of the Commercial Registry or in one of the more widely circulated newspapers in Spain, on the website of the National Securities Market Commission and on the Company’s website (www.santander.com), at least one month prior to the date set for the Meeting, except in those instances in which a different period is established by law

2.     Shareholders representing at least three percent of the share capital may request the publication of a supplement to the call to meeting including one or more items in the agenda, so long as such new items are accompanied by a rationale or, if appropriate, by a substantiated proposal for a resolution. For such purposes, shareholders shall indicate the number of shares held or represented by them. This right must be exercised by means of verifiable notice that must be received at the registered office within five days of the publication of the call to Meeting. The supplement to the call shall be published at least fifteen days in advance of the date set for the meeting.In no event may this right be exercised in connection with the call to extraordinary general shareholders’ meetings.

3.     An extraordinary general shareholders’ meeting may be called at least fifteen days in advance of the date set for such meeting by means of a prior resolution expressly adopted at an ordinary general shareholders’ meeting by shareholders representing at least two-thirds of the subscribed capital carrying voting rights. Such resolution shall not remain in effect beyond the date set for the holding of the next ordinary general shareholders’ meeting.

Article 25. Establishment of the general shareholders’ meeting

1.     The general shareholders’ meeting shall be validly established on first call if the shareholders present in person or by proxy hold at least twenty-five percent of the subscribed share capital carrying the right to vote. On second call, the meeting shall be validly established regardless of the capital in attendance.

2.     However, if the shareholders are called upon to deliberate on amendments to the bylaws, including the increase and reduction of share capital, on the transformation, merger, split-off, the overall assignment of assets and liabilities, the relocation of the registered office abroad, on the issuance of debentures or on the exclusion or limitation of pre-emptive rights, the required quorum on first call

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

shall be met by the attendance of shareholders representing at least fifty percent of the subscribed share capital with the right to vote. If a sufficient quorum is not available, the general meeting shall be held upon second call.

3.     Shareholders casting their vote from a distance shall be deemed present for the purposes of constituting a quorum for the meeting in question.

4.     In the event that, in order to validly adopt a resolution regarding one or more of the items on the agenda for the general shareholders’ meeting, applicable law or these bylaws require the presence of a particular quorum and such quorum is not met, the agenda shall be reduced to such other items thereon as do not require such quorum in order for resolutions to be validly adopted.

Article 26. Right to attend the Meeting

1.     The holders of any number of shares registered in their name in the respective bookentry registry five days prior to the date on which the general shareholders’ meeting is to be held and who are current in the payment of pending subscriptions shall be entitled to attend general shareholders’ meetings.

In order to attend the general shareholders’ meeting, one must obtain the corresponding name-bearing attendance card to be issued with reference to the list of shareholders having such right.

2.     The directors must attend general shareholders’ meetings, but their attendance shall not be required for the meeting to be validly established.

3.     The Chairman of the general shareholders’ meeting may give economic journalists and financial analysts access to the Meeting and, in general, may authorize the attendance of any person he deems fit. However, the shareholders may revoke any such authorization.

4.     Shareholders having the right to attend may cast their vote regarding proposals relating to items included in the agenda for any kind of general shareholders’ meeting, pursuant to the provisions of Articles 33 and 34 of these bylaws.

Article 27. Attendance at the general shareholders’ meeting by proxy

1.     All shareholders having the right to attend the meeting may be represented at a general shareholders' meeting by giving their proxy to another person, even if such person is not a shareholder. The proxy shall be granted in writing or by electronic means.

2.     Proxies shall be granted specially for each meeting, except where the representative is the spouse or an ascendant or descendant of the shareholder giving the proxy, or where the proxy-holder holds a general power of attorney

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

executed as a public instrument with powers to manage the assets of the represented party in the Spanish territory.

3.     If the directors or another person acting on behalf or in the interest of any of them have made a public solicitation for proxies, the director or other person obtaining such proxy may not exercise the voting rights attaching to the represented shares in connection with any items in respect of which the director or such other person is subject to a conflict of interest, and in any event in connection with decisions relating to (i) his appointment, re-election or ratification, removal, dismissal or withdrawal as director, (ii) the institution of a derivative action [acción social deresponsabilidad] against him, or (iii) the approval or ratification of transactions between the Company and the director in question, companies controlled or represented by him, or persons acting for his account. The foregoing provisions shall not apply to those cases in which a director has received precise voting instructions from the represented party with respect to each of the items submitted to the shareholders at the general shareholders’ meeting, as provided by the Spanish Capital Corporations Law.

In contemplation of the possibility that a conflict arises, a proxy may be granted to another person in the alternative.

4.     If the proxy has been obtained by means of public solicitation, the document evidencing the proxy must contain or have the agenda attached thereto, as well as the solicitation of instructions for the exercise of voting rights and the way in which the proxy-holder will vote in the event that specific instructions are not given, subject in all cases to the provisions of the law.

5.     When a proxy is granted or notified to the Company by remote means of communication, it shall only be deemed valid if the grant is made:

a)     by hand-delivery or postal correspondence, sending the Company the duly signed and completed attendance and proxy card, or by other written means that, in the judgment of the board of directors recorded in a resolution adopted for such purpose, allows for due confirmation of the identity of the shareholder granting the proxy and of the representative being appointed, or

b)     by electronic correspondence or communication with the Company, including an electronic copy of the attendance and proxy card; such electronic copy shall specify the representation being granted and the identity of the party represented, and shall include the electronic signature or other form of identification of the shareholder being represented, in accordance with the conditions set by the board of directors recorded in a resolution adopted for such purpose in order to ensure that this system of representation includes adequate assurances regarding authenticity and the identity of the shareholder represented.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

6.     In order to be valid, a proxy granted or notified by any of the foregoing means of remote communication must be received by the Company before midnight of the third day prior to the date the shareholders’ meeting is to be held on first call. In the resolution approving the call to the meeting in question, the board of directors may reduce the required notice period, disseminating this information in the same manner as it disseminates the announcement of the call to meeting. Pursuant to the provisions of Article 34.5 below, the board may further develop the foregoing provisions regarding proxies granted by remote means of communication.

7.     A proxy is always revocable. In order to be enforceable, the revocation of a proxy must be notified to the Company by complying with the same requirements established for notification of the appointment of a representative or otherwise result from application of the rules of priority among proxy-granting, distance voting and personal attendance at the meeting that are set forth in the respective announcement of the call to meeting. In particular, attendance at the shareholders’ meeting, whether physically or by casting a distance vote, shall entail the revocation of any proxy that may have been granted, regardless of the date thereof. A proxy shall also be rendered void by any transfer of shares of which the Company becomes aware.

8.     The proxy may include items which, even if not included in the agenda, may be discussed at the shareholders’ meeting because the law so permits. If the proxy does not include such items, it shall be deemed that the shareholder granting the proxy instructs his representative to abstain when such items are put to the vote.

Article 28. Place and time of the Meeting

1.     The general shareholders’ meeting shall be held at the place indicated in the call to meeting, within the municipal area where the Company’s registered office is located. However, the meeting may be held at any other place within Spain if so resolved by the board of directors on occasion of the call to meeting.

2.     The general shareholders’ meeting may be attended by going to the place where the meeting is to be held or, if applicable, to other places provided by the Company and indicated in the call to meeting, and which are connected therewith by video conference systems that allow recognition and identification of the parties attending, permanent communication among the attendees regardless of their location, and participation and voting. The principal place of the meeting must be located in the municipal area of the Company’s registered office, but supplemental locations need not be so located. For all purposes relating to the general shareholders’ meeting, attendees at any of the sites shall be deemed attendees at the same individual meeting. The meeting shall be deemed to be held at the principal location thereof.

3.     If the place of the meeting is not specified in the call to meeting, it shall be deemed that it will be held at the registered office.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

Article 29. Presiding committee of the general shareholders’ meeting

1.     The Presiding Committee (Mesa) of the general shareholders’ meeting shall be comprised of its chairman and secretary.

2.     The chairman of the board of directors or, in his absence, the vice chairman serving in his stead pursuant to Article 44, and in the absence of both the chairman and the vice chairman, the director designated by the board of directors, shall preside over general shareholders’ meetings.

3.     The chairman shall be assisted by the secretary for the meeting. The secretary of the board of directors shall serve as secretary for the general shareholders’ meeting. In the event of absence, impossibility to act or vacancy of the secretary, the vice secretary shall serve in his stead, and in the absence of the vice secretary, the director designated by the board itself shall act as secretary.

4.     The chairman shall declare the existence of a valid quorum for the shareholders’ meeting, direct the debate, resolve any questions that may arise in connection with the agenda, end the debate when he deems that an issue has been sufficiently discussed, and in general, exercise all powers necessary for the proper organization and progress of the general shareholders’ meeting.

Article 30. List of attendees

1.     Before the agenda is taken up, the list of attendees shall be prepared, setting forth the name of the shareholders present and that of the shareholders represented and their proxies, as well as the number of shares they hold.

For purposes of a quorum, non-voting shares shall only be counted in the specific cases established in the Spanish Capital Corporations Law.

2.     The list of attendees may also be prepared by means of a file or be supported by computer media. In such cases, the means used shall be set forth in the minutes, and the sealed cover of the file or media shall show the appropriate identification procedure signed by the secretary with the approval of the chairman.

3.     At the end of the list, the number of shareholders present in person and by proxy shall be determined, indicating separately those who have voted from a distance, as well as the amount of share capital they hold, specifying the capital represented by shareholders with voting rights.

4.     During the meeting, any shareholder entitled to attend the shareholders’ meeting may consult the list of attendees, provided, however, that such request shall not require delaying or postponing the meeting once the chairman has called it to order and that the chairman shall not be required to read the list or provide copies thereof.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

Article 31. Right to receive information

1.     From the same date of publication of the call to the general shareholders’ meeting through and including the seventh day prior to the date provided for the Meeting to be held on first call, the shareholders may request in writing such information or clarifications as they deem are required, or ask written questions that they deem pertinent, regarding the matters contained in the agenda.

In addition, upon the same prior notice and in the same manner, the shareholders may request in writing such clarifications as they deem are necessary regarding information accessible to the public which has been provided by the Company to the National Securities Market Commission since the holding of the last general shareholders’ meeting, and regarding the report submitted by the Company’s external auditor.

In the case of the ordinary general shareholders’ meeting and in such other cases as are established by law, the notice of the call to meeting shall contain appropriate information with respect to the right to examine at the Bank’s registered office, and to obtain immediately and free of charge, the documents to be submitted for approval by the shareholders acting at the meeting and any reports required by the law.

2.     During the course of the general shareholders’ meeting, all shareholders may verbally request information or clarifications that they deem are necessary regarding the matters contained in the agenda or request clarifications regarding information accessible to the public which has been provided by the Company to the National Securities Market Commission since the holding of the last general shareholders’ meeting and regarding the report submitted by the Company’s external auditor. A violation of the right to receive information established in this sub-section shall only entitle the shareholders to demand compliance with the duty of information and the harm and loss that have been caused thereto, but shall not be a ground to challenge the general shareholders’ meeting.

3.     The directors shall be required to provide the information requested under the provisions of the two preceding sub-sections in the manner and within the periods provided by the law, except in those cases in which it is legally inadmissible and, in particular, if it is not necessary for the protection of shareholder rights or there are objective reasons to consider that it might be used for ultra vires purposes or the publication thereof would harm the Company or related companies. This exception shall not apply when the request is supported by shareholders representing at least one-fourth of the share capital.

4.     Valid requests for information, clarification or questions in writing in exercise of the right to receive information and the answers provided in writing by the directors shall be published on the Company’s website.

5.     If the information requested is clearly, expressly and directly made available to all the shareholders on the Company’s website in question-and-answer form, the

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

directors may limit their answers to a reference to the information provided in such form.

6.     In the event of abusive or prejudicial use of the information requested, the shareholder shall be liable for the harm and loss caused.

Article 32. Deliberations at the general shareholders’ meeting

1.     Once the list of attendees has been prepared, the chairman shall, if appropriate, declare the general shareholders’ meeting to be validly established and shall determine whether the shareholders at the Meeting may address all of the matters included in the agenda or should instead limit themselves to addressing some of them.

2.     The chairman shall call the meeting to order, submit to a debate the matters included in the agenda, and direct the debate in a manner such that the meeting progresses in an orderly fashion, pursuant to the provisions of the rules and regulations for the general shareholders’ meeting and other applicable regulations.

3.     Once a matter has been sufficiently debated, the chairman shall submit it to a vote.

Article 33. Voting

1.     Each item on the agenda shall be separately submitted to a vote.

2.     As a general rule, and without prejudice to the possibility of using other alternative means as determined by the chairman, the voting on the proposed resolutions referred to in the preceding sub-section shall be carried out in accordance with the voting procedure contemplated in the rules and regulations for the general shareholders’ meeting and other applicable regulations.

Article 34. Distance voting

1.     Shareholders entitled to attend and to vote may cast their vote on proposals relating to items on the agenda for any general shareholders’ meeting by the following means:

(i)     by hand-delivery or postal correspondence, sending the Company the duly signed attendance and voting card (together with the ballot form, if any, provided by the company), or other written means that, in the judgment of the board of directors recorded in a resolution adopted for such purpose, allows for the due verification of the identity of the shareholder exercising his voting rights; or

(ii)    by electronic correspondence or communication with the Company, which shall include an electronic copy of the attendance and voting card (together with the ballot form, if any, provided by the Company); such electronic copy

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

shall include the shareholder’s electronic signature or other form of identification of the shareholder, in accordance with the conditions set by the board of directors recorded in a resolution adopted for such purpose to ensure that this voting system includes adequate assurances regarding authenticity and the identity of the shareholder exercising his vote.

2.     In order to be valid, a vote cast by any of the aforementioned means must be received by the Company before midnight on the third day prior to the date the shareholders’ meeting is to be held on first call. Otherwise, the vote shall be deemed not to have been cast. The board of directors may reduce the required notice period, disseminating this information in the same manner as it disseminates the announcement of the call to meeting.

3.     Shareholders casting their vote from a distance pursuant to the provisions of this article shall be deemed present for the purposes of constituting a quorum for the general shareholders’ meeting in question. Therefore, any proxies granted prior to the casting of such vote shall be deemed revoked and any such proxies thereafter granted shall be deemed not to have been granted.

4.     Any vote cast from a distance as set forth in this article shall be rendered void by physical attendance at the Meeting by the shareholder who cast such vote or by a transfer of shares of which the Company becomes aware.

5.     The board of directors may expand upon the foregoing provisions, establishing such instructions, rules, means and procedures to document the casting of votes and grant of proxies by remote means of communication as may be appropriate, in accordance with the state of technology and conforming to any regulations issued in this regard and to the provisions of these bylaws.

Furthermore, in order to prevent potential deception, the board of directors may take any measures required to ensure that anyone who has cast a distance vote or granted a proxy is duly empowered to do so pursuant to the provisions of these bylaws.

Any implementing rules adopted by the board of directors pursuant to the provisions hereof shall be published on the Company’s website.

6.     Remote attendance at the shareholders’ meeting via simultaneous teleconference and the casting of a remote, electronic vote shall be governed by the rules and regulations for the general meeting.

The rules and regulations for the general meeting may give the board of directors the power to set regulations regarding all required procedural aspects, including, among other issues, how early a shareholder must connect in order to be deemed present, the procedure and rules applicable for shareholders attending remotely to exercise their rights, the length of the period, if any, prior to the meeting within which those who will attend by means of data transmission must send their

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

participation statements and proposed resolutions, the identification that may be required of such remote attendees, and their impact on how the list of attendees is compiled, all in compliance with the Law, the bylaws and the rules and regulations for the general shareholders’ meeting.

Article 35. Approval of resolutions

1.     Corporate resolutions shall be adopted by simple majority of the voting shares represented in person or by proxy at the general shareholders’ meeting. A resolution shall be deemed approved when it obtains more votes in favour than against of the share capital represented in person or by proxy.

2.     For the valid approval of the resolutions referred to in sub-section 2 of article 25, the favourable vote of more than half of the votes corresponding to the shares represented in person or by proxy at the general shareholders’ meeting shall be required, except when on second call shareholders representing less than fifty percent of the subscribed share capital with the right to vote are in attendance, in which case the favourable vote of two-thirds of the share capital represented in person or by proxy at the general shareholders’ meeting shall be required.

3.     Excepted from the foregoing shall be those instances in which the law or these bylaws require a greater majority.

4.     The attendees at the general shareholders’ meeting shall have one vote for each share which they hold or represent. Non-voting shares shall have the right to vote in the specific cases laid down in the Spanish Capital Corporations Law.

Article 36. Minutes of the meeting

1.     The secretary for the meeting shall draw up the minutes of the meeting, which, once approved, shall be recorded in the corresponding minute book.

2.     The minutes of the meeting may be approved by the shareholders after the meeting has been held, or otherwise within a period of fifteen days by the chairman and two inspectors, one on behalf of the majority and the other on behalf of the minority.

3.     The board of directors may request the presence of a notary to draw up minutes of the meeting.

4.     The rules and regulations for the general shareholders’ meeting may require that the minutes of the general shareholders’ meeting be notarized in all cases.

5.     The secretary, and if applicable, the vice secretary, with the approval of the chairman, or if applicable, of the vice chairman acting in his stead, shall have the power to issue certifications of the minutes of the meetings and of the resolutions adopted by the shareholders thereat.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

6.     Any shareholder that has voted against a particular resolution shall be entitled to have its opposition to the resolution adopted recorded in the minutes of the general shareholders’ meeting.

Section 3. The board of directors

Article 37. Structure of the board of directors

1.     The Company shall be managed by a board of directors.

2.     The board of directors shall be governed by such legal provisions as are applicable thereto and by these bylaws. In addition, the board shall approve a set of rules and regulations of the board of directors, which shall contain rules of operation and internal organization by way of further development of the aforementioned legal and bylaw provisions. The shareholders at a general shareholders' meeting shall be informed of the approval of the rules and regulations of the board of directors and of any subsequent amendments thereto.

Article 38. Management and supervisory powers

1.     The board of directors has the widest powers to manage the company, and except for those matters exclusively within the purview of the shareholders at a general shareholders' meeting, is the highest decision-making body of the company.

2.     Notwithstanding the foregoing, the board shall exercise, without the power of delegation, such powers as are reserved for it by law, as well as such other powers as are required for a responsible discharge of the general duty of supervision.

3.     The rules and regulations of the board shall set forth a detailed description of the responsibilities reserved for the board of directors.

Article 39. Powers of representation

1.     The power to represent the company, in court and out of court, is vested in the board of directors acting collectively.

2.     The chairman of the board also has the power to represent the company.

3.     The secretary of the board and the vice secretary, if any, have the necessary representative powers to convert into public instruments the resolutions adopted by the shareholders at a general shareholders’ meeting and the resolutions of the board and to apply for registration thereof.

4.     The provisions of this article are without prejudice to any other powers of attorney, whether general or special, that may be granted.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

Article 40. Creation of shareholder value

1.     The board of directors and its representative decision-making bodies shall exercise their powers and, in general, perform their duties guided by the corporate interest, understood as the achievement of a business that is profitable and sustainable over the long term and that promotes the continuity thereof and the maximisation of the value of the company.

2.     Additionally, the board shall ensure that the Company faithfully complies with applicable law, respects the uses and good practices of the industries or countries where it carries out its activities and observes the additional principles of social responsibility that it has voluntarily accepted.

Article 41. Quantitative composition of the board

1.     The board of directors shall be composed of not less than fourteen and not more than twenty-two members, appointed by the shareholders acting at a general shareholders' meeting.

2.     It falls upon the shareholders at a general shareholders’ meeting to set the number of members of the board within the aforementioned range. Such number may be set indirectly by the resolutions adopted by the shareholders at a general shareholders' meeting whereby directors are appointed or their appointment is revoked.

Article 42. Qualitative composition of the board

1.     The shareholders at the general shareholders’ meeting shall endeavor to ensure that the board of directors is made up such that external or non-executive directors represent a large majority over executive directors, and that a reasonable number of the former are independent directors. The shareholders at the general shareholders’ meeting shall likewise endeavor to ensure that independent directors represent at least one-third of the total number of directors.

2.     The provisions of the preceding paragraph do not affect the sovereignty of the shareholders acting at the general shareholders’ meeting or detract from the effectiveness of the proportional system, which shall be mandatory whenever there is a voting trust pursuant to the provisions of the Spanish Capital Corporations Law.

3.     For purposes of these bylaws, the terms executive director and external or non-executive director (which, in turn, includes the terms proprietary director, independent director and other external directors) shall have the meaning ascribed to such terms in applicable law, in these bylaws or in the rules and regulations of the board of directors.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

4.     The board of directors must ensure that the procedures for selecting its members encourage diversity of gender, experience and knowledge and do not suffer from implicit biases that might entail any discrimination and, in particular, the procedures shall favour the selection of female directors.

Article 43. Chairman of the board

1.     The chairman of the board shall be chosen from among its members, upon a prior reasoned proposal of the appointments committee.

2.     The chairman is ultimately responsible for the effective operation of the board of directors. In addition to the powers delegated thereto by law, the bylaws or the rules and regulations of the board of directors, the chairman shall have the following powers:

a)     To call and preside over meetings of the board of directors, establishing the agenda for the meetings and directing the debates and deliberations.

b)     To ensure that directors receive sufficient information in advance to debate the items on the agenda.

c)     To stimulate debate and active participation by the directors during the meetings, safeguarding their freedom to take a position.

d)     To preside over the general shareholders’ meeting.

Article 44. Vice chairman of the board

1.     The board of directors, upon a prior reasoned proposal of the appointments committee, shall designate, from among its members, one or more vice chairmen, who shall replace the chairman according to their seniority on the board. However, if one of the vice chairmen of the board is the lead director (consejero coordinador), such director shall be the first in the order of replacement of the chairman, and the remainder shall follow the aforementioned criteria of seniority.

2.     The vice chairman or vice chairmen, in accordance with the foregoing paragraph, and in their absence, the appropriate director according to a numerical sequence established by the board of directors, shall replace the chairman in the event of absence or impossibility to act or illness.

3.     The re-election of a director who has been designated vice chairman shall entail his continuity in such position, not being necessary to re-designate him, without prejudice to the powers of revocation that belongs to the board in respect of the position of vice chairman.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

Article 45. Secretary of the board

1.     The board of directors, upon a prior report of the appointments committee, shall appoint a secretary. The secretary of the board of directors shall always be the general secretary of the company.

2.     The secretary, in addition to the duties assigned thereto by law, the bylaws or the rules and regulations of the board, must perform the following:

a)     Keep the documentation of the board of directors, record the events of the meetings in the minute books and attest to the content thereof and of the resolutions adopted.

b)     Ensure the actions of the board of directors observe applicable law and are in accordance with the bylaws and other internal rules and regulations of the Company.

c)     Assist the chairman to ensure that the directors receive the information relevant to the performance of their duties sufficiently in advance and in the proper form.

d)     Ensure that the board of directors carries out its activities and adopts its decisions being mindful of the good governance recommendations applicable to the Company.

e)     Guarantee that the governance procedures and rules are respected and regularly reviewed.

3.     The board of directors, upon a prior report of the appointments committee, may appoint a vice secretary in order that he shall assist the secretary of the board of directors or replace him in the event of absence, impossibility to act or illness.

4.     In the event of absence or impossibility to act, the secretary and the vice secretary of the board may be replaced by the director appointed by the board itself from among the directors present at the meeting in question. The board may also resolve that any employee of the company act as such interim replacement.

5.     The general secretary shall also be the secretary of all the committees of the board.

Article 46. Meetings of the board of directors

1.     The board shall meet with the frequency required for the proper performance of its duties and, in any event, at least once per quarter, and shall be called to meeting by the chairman. The chairman shall call board meetings on his own initiative or at the request of at least three directors.

2.     The agenda shall be approved by the board at the meeting itself. Any board member may propose the inclusion of any other item not included in the draft agenda proposed by the chairman to the board.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

3.     Any person invited by the chairman may attend board meetings.

Article 47. Conduct of the meetings

1.     Meetings of the board shall be validly held when more than one-half of its members are present in person or by proxy.

2.     The directors must attend the meetings held in person. However, if they cannot attend they may grant a proxy to another director, for each meeting and in writing, in order that the latter shall represent them at the meeting for all purposes. The non-executive directors may only grant a proxy to another non-executive director.

3.     Board meetings may be held in several rooms at the same time, provided interactivity and intercommunication among them in real time is ensured by audiovisual means or by telephone and the concurrent holding of the meeting at all such rooms is thereby ensured. In such case, the resolutions shall be deemed to have been adopted at the place where the majority of the directors are and, in the event of equal numbers, at the registered office.

4.     On an exceptional basis, and provided no director is opposed thereto, the board may also act in writing and without a meeting. In this latter case, the directors may cast their votes and make such comments as they wish to have recorded in the minutes by e-mail.

5.     Except in those cases in which a greater majority is specifically required pursuant to a provision of the law, the bylaws or the rules and regulations of the board, resolutions shall be adopted by an absolute majority of the directors present in person or by proxy. The chairman shall have a tie-breaking vote.

6.     All resolutions adopted by the board of directors shall be recorded in minutes authorized under the signature of the chairman and the secretary. Board of directors’ resolutions shall be evidenced by means of a certificate issued by the secretary of the board or by the vice secretary, as the case may be, with the approval of the chairman or the vice chairman, as applicable.

7.     Any of the chairman, the vice chairman or vice chairmen, the chief executive officer(s) and the secretary of the board, acting severally, shall have standing powers to have the resolutions of the board of directors converted into a public instrument, all without prejudice to the express authorizations established in applicable laws and regulations.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

Section 4. Delegation of the powers by the board

Article 48. The executive chairman

1.     The chairman of the board of directors shall have the status of executive chairman of the Bank and shall be considered as the highest executive in the Company, vested with such powers as are required to hold office in such capacity. Considering his particular status, the executive chairman shall have the following powers and duties, among others set forth in the law, in these bylaws or in the rules and regulations of the board:

a)     To ensure that the bylaws are fully complied with and that the resolutions adopted at the general shareholders' meeting and by the board of directors are duly carried out.

b)     To be responsible for the overall inspection of the Bank and all services thereof.

c)     To hold discussions with the chief executive officer and the general managers in order to inform himself of the progress of the business.

2.     The board of directors shall delegate to the chairman all its powers, except for those that are legally non-delegable or that may not be delegated pursuant to the provisions of these bylaws or the rules and regulations of the board, without prejudice to entrusting to the chief executive officer the duties set forth in article 49 of these bylaws.

3.     The chairman shall be appointed to hold office for an indefinite period and shall require the favorable vote of two-thirds of the members of the board. The chairman may not at the same time hold the position of chief executive officer provided for in article 49 of these bylaws.

Article 49. The chief executive officer

1.     The board of directors shall appoint from among its members a chief executive officer, to whom the day-to-day management of the business shall be entrusted, with the highest executive duties.

2.     The board of directors shall delegate all its powers to the chief executive officer, except for those that are legally non-delegable or that may not be delegated pursuant to the provisions of the law, these bylaws or the rules and regulations of the board.

3.     The appointment of the chief executive officer shall require the favourable vote of two thirds of the members of the board.

4.     The board of directors may appoint more than one director to hold office as chief executive officer, with such powers as the board may determine.

Article 49 bis. The lead director

1.     The board of directors shall appoint from among the independent directors a lead director, who shall be especially authorised to:

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

(i)     request that a meeting of the board of directors be called or that new items be added to the agenda for a meeting of the board of directors that has already been called.

(ii)    coordinate and organise meetings of non-executive directors; and

(iii)   direct the regular evaluation of the chairman of the board of directors.

2.     The appointment of the lead director shall be made for an indefinite period, with executive directors abstaining.

Article 50. Committees of the board of directors

1.     Without prejudice to such powers as may be delegated individually to the chairman, the chief executive officer or any other director and to the power of the board of directors to establish committees for each specific area of business, the board of directors may establish an executive committee, to which general decision-making powers shall be delegated, and an executive risk committee, to which powers shall be delegated in connection with risks. If such committees are established, their operation shall be governed by the provisions of articles 51 and 52 below.

2.     The board may also establish committees with supervisory, reporting, advisory and proposal-making powers in connection with the matters within their scope of authority, and must in any event create the committees required by applicable law, including an appointments committee, a remuneration committee, a risk supervision, regulation and compliance committee and an audit committee, which for the purposes of sub-section 4(v) of article 53 will also have decision-making powers.

3.     To the extent not provided for in these bylaws, the operation of the committees of the board shall be governed by the provisions of the rules and regulations of the board.

Section 5. Committees of the board of directors

Article 51. Executive committee

1.     The executive committee shall consist of a minimum of five and a maximum of twelve directors. The chairman of the board of directors shall also be the chairman of the executive committee.

2.     Any permanent delegation of powers to the executive committee and all resolutions adopted for the appointment of its members shall require the favorable vote of not less than two-thirds of the members of the board of directors. 3. The permanent delegation of powers by the board of directors to the executive committee shall include all of the powers of the board, except for those which

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

cannot legally be delegated or which may not be delegated pursuant to the provisions of these bylaws or of the rules and regulations of the board.

4.     The executive committee shall meet as many times as it is called to meeting by its chairman or by the vice chairman replacing him.

5.     The executive committee shall report to the board of directors on the affairs discussed and the decisions made at its meetings and shall make available to the members of the board a copy of the minutes of such meetings.

Article 52. Executive risk committee

1.     The board of directors may establish an executive risk committee, which shall be executive in nature, to which risk management powers shall be entrusted.

2.     The executive risk committee shall be composed of a minimum of four and a maximum of six directors.

3.     The rules and regulations of the board shall govern the composition, operation and powers of the executive risk committee.

4.     The delegation of powers to the executive risk committee and the resolutions appointing the members thereof shall require the affirmative vote of not less than two-thirds of the members of the board.

Article 53. Audit committee

1.     The audit committee shall consist of a minimum of three directors and a maximum of nine, all of whom shall be external or non-executive, with independent directors having majority representation.

2.     The board of directors shall appoint the members of the audit committee taking into account their knowledge, skills and experience in the areas of accounting, auditing or risk management, such that, as a whole, the audit committee has the appropriate technical knowledge regarding the Company’s sector of activity.

3.     The audit committee must in all events be presided over by an independent director, who shall also be knowledgeable about and experienced in matters of accounting, auditing or risk management. The chairman of the audit committee shall be replaced every four years, and may be re-elected once after the passage of one year from the date on which his term of office expired.

4.     The audit committee shall have at least the following powers and duties:

(i)     Have its chairman and/or secretary report to the general shareholders’ meeting with respect to matters raised therein by shareholders regarding its powers and, in particular, regarding the result of the audit, explaining how

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

such audit has contributed to the integrity of the financial information and the role that the committee has performed in the process.

(ii)    Supervise the effectiveness of the Bank’s internal control and internal audit, and discuss with the external auditor any significant weaknesses detected in the internal control system during the conduct of the audit, all without violating its independence. For such purposes, if applicable, the audit committee may submit recommendations or proposals to the board of directors and set the corresponding period for compliance therewith.

(iii)   Supervise the process of preparation and submission of regulated financial information and submit recommendations or proposals intended to safeguard its integrity to the board of directors.

(iv)   Propose to the board of directors the selection, appointment, re-election and replacement of the external auditor, taking responsibility for the selection process in accordance with applicable law, as well as the terms of its engagement, and regularly gather information therefrom regarding the audit plan and the implementation thereof, in addition to preserving its independence in the performance of its duties.

(v)   Establish appropriate relations with the external auditor to receive information on those issues that might entail a threat to its independence, for examination by the audit committee, and on any other issues relating to the financial statements audit process, and, when applicable, the authorisation of services other than those which are prohibited, under the terms established in the law applicable to the activity of audit of accounts, as well as maintain such other communication as is provided for therein.

In any event, the audit committee shall receive annually from the external auditor written confirmation of its independence in relation to the Company or to entities directly or indirectly related thereto, as well as detailed and individualized information regarding additional services of any kind provided by the aforementioned auditor, or by persons or entities related thereto, and the fees received by such entities pursuant to the provisions in the law on the activity of audit of accounts.

(vi)   Issue, on an annual basis and prior to the issuance of the auditor’s report, a report stating an opinion on whether the independence of the external auditor is compromised. Such report shall, in all cases, contain a reasoned evaluation regarding the provision of each and every one of the additional services mentioned in subsection (v) above, considered individually and as a whole, other than of legal audit and with relation to the rules on independence or to the law on the activity of audit of accounts.

(vii)  Previously report to the board of directors regarding all the matters established by law, the bylaws and in the rules and regulations of the board, and in particular regarding:

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

a)     the financial information that the company must publish from time to time;

b)     the creation or acquisition of interests in special-purpose entities or with registered office in countries or territories that are considered tax havens; and

c)     related-party transactions.

The provisions in paragraphs (iv), (v) and (vi) are without prejudice to the law on auditing of accounts.

5.     The audit committee shall meet as many times as it is called to meeting upon resolution made by the committee itself or by the chairman thereof, and at least four times per year. Any member of the management team or of the Company’s personnel shall, when so required, attend the meetings of the audit committee, provide it with his cooperation and make available to it such information as he may have in his possession. The audit committee may also require that the external auditor attend such meetings. One of its meetings shall be devoted to preparing the information within the committee’s scope of authority that the board is to approve and include in the annual public documents.

6.     Meetings of the audit committee shall be validly held when at least one half of its members are present in person or by proxy. The committee shall adopt its resolutions upon a majority vote of those present in person or by proxy. In the event of a tie, the chairman of the committee shall have a tie-breaking vote. The committee members may grant a proxy to another member. The resolutions of the audit committee shall be recorded in a minute book, and every one of such minutes shall be signed by the chairman and the secretary.

7.     The rules and regulations of the board shall further develop the rules applicable to the audit committee established in this article.

Article 54. Appointments committee

1.     An appointments committee shall be established and entrusted with general proposal-making and reporting powers on matters relating to appointment and withdrawal of directors on the terms established by law.

2.     The appointments committee shall be composed of a minimum of three directors and a maximum of nine, all of whom shall be external or non-executive directors, with independent directors having majority representation.

3.     The members of the appointments committee shall be appointed by the board of directors taking into account the directors’ knowledge, skills and experience and the responsibilities of the committee.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

4.     The appointments committee must in all events be presided over by an independent director.

5.     The rules and regulations of the board of directors shall govern the composition, operation and powers and duties of the appointments committee.

Article 54 bis.  Remuneration committee

1.     A remuneration committee shall be established and entrusted with general proposal-making and reporting powers on matters relating to remuneration on the terms established by law.

2.     The remuneration committee shall be composed of a minimum of three directors and a maximum of nine, all of whom shall be external or non-executive directors, with independent directors having majority representation.

3.     The board of directors shall appoint the members of the remuneration committee taking into account the directors’ knowledge, skills and experience and the responsibilities of the committee.

4.     The remuneration committee must in all events be presided over by an independent director.

5.     The rules and regulations of the board of directors shall govern the composition, operation and powers and duties of the remuneration committee.

Article 54 ter. Risk supervision, regulation and compliance committee

1.     A risk supervision, regulation and compliance committee shall be established and entrusted with general powers to support and advise the board of directors in its risk control and oversight duties, in the definition of the risk policies of the Group, in relations with supervisory authorities and in compliance matters.

2.     The risk supervision, regulation, and compliance committee shall consist of a minimum of three and a maximum of nine directors, all of whom shall be external or non-executive, with independent directors having majority representation.

3.     The members of the risk supervision, regulation and compliance committee shall be appointed by the board of directors, taking into account the directors' knowledge, skills and experience and the tasks of the committee.

4.     The risk supervision, regulation and compliance committee must in all events be presided over by an independent director.

5.     The rules and regulations of the board shall govern the composition, operation and powers of the risk supervision, regulation and compliance committee.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

Section 6. Status of Directors

Article 55. Term of office

1.     The term of office of directors shall be three years. One-third of the board shall be renewed every year, following the order established by the length of service on the board, according to the date and order of the respective appointment. This means that the term of office of directors shall be of three years. Outgoing directors may be re-elected.

2.     The directors who have been designated by interim appointment to fill vacancies may be ratified in their position at the first general shareholders’ meeting that is held following such designation. The candidate who has been designated by the board may not be, necessarily, a shareholder of the Company. If the interim vacancy arises after the call to the general meeting and before it is held, the board of directors may, before or after such general meeting, appoint a director who may in turn hold his office until the next general shareholders’ meeting is held.

3.     A director who ends his term of office or, for any other reason, ceases to act as such, shall, for a term of two years, be barred from serving in another entity that is a competitor of the company.

The board of directors, may, if it deems it appropriate, relieve the outgoing director from this restriction or reduce it to a lesser period.

Article 56. Withdrawal of directors

1.     Directors shall cease to hold office upon the expiration of the term of office for which they have been appointed, and when it is so resolved by the shareholders at the general shareholders’ meeting in the exercise of the powers granted to them. In the first case, such withdrawal from office shall take effect on the date of the first general shareholders’ meeting following the date of expiration of the term of office for which they were appointed, or upon expiration of the statutory period for calling the general shareholders’ meeting that is to resolve on the approval of the financial statements for the prior fiscal year.

2.     The directors shall tender their resignation to the board of directors and formally resign from their position if the board, upon the prior report of the appointments committee, deems it appropriate, in those cases that might adversely affect the operation of the board or the credit and reputation of the Company and, particularly, when they are prevented by any legal prohibition against or incompatibility with holding such office.

Article 57. Liability of directors

1.     The directors shall be liable to the Company, to the shareholders, and to the Company’s creditors for any damage they may cause by acts or omissions contrary

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

to law or to the bylaws or by any acts or omissions contrary to the duties inherent in the exercise of their office,  provided that there has been wilful misconduct or negligence.

2.     All the members of the board of directors that carried out such act or adopted the prejudicial resolution shall be jointly and severally liable, except for those members who can prove that, not having participated in the adoption and execution of such act or resolution, they were unaware of its existence, or, if aware of it, did all that was appropriate to avoid the damage caused, or at least expressly opposed it.

3.     Under no circumstances shall the fact that the prejudicial act or resolution was approved, authorized or ratified by the shareholders at the general shareholders’ meeting be considered grounds for a release from liability.

Article 58. Compensation of directors

1.     The directors shall be entitled to receive compensation for performing the duties entrusted to them in their capacity as such, this is, by reason of their appointment as mere members of the board of directors by the shareholders at the general shareholders’ meeting or by the board itself exercising its power to make interim appointments to fill vacancies.

2.     The compensation referred to in the preceding paragraph shall consist of a fixed annual amount determined by the shareholders at the general shareholders’ meeting. Such amount shall remain in effect to the extent that the shareholders at the general shareholders’ meeting do not resolve to change it, although the board may reduce the amount thereof in those years in which it so believes justified. Such compensation shall have two components: (a) a fixed annual amount, and (b) attendance fees.

The specific amount payable for the above-mentioned items to each of the directors and the form of payment shall be determined by the board of directors. For such purpose, it shall take into consideration the duties and responsibilities assigned to each director, the positions held by each director on the board, their membership in and attendance at the meetings of the various committees and such other objective circumstances as it deems relevant.

3.     In addition to the compensation systems set forth in the preceding paragraphs, the directors shall be entitled to receive compensation by means of the delivery of shares or share options, or by any other compensation system referenced to the value of shares, provided the application of such compensation systems is previously approved by the shareholders at the general shareholders’ meeting. Such resolution shall determine, as the case may be, the maximum number of shares that may be assigned in each financial year, the exercise price or the system for calculating the exercise price of the share options, the value of the shares that may be used as a reference and the duration of the plan.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

4.     Independently of the provisions of the preceding paragraphs, the directors shall also be entitled to receive such other compensation as is appropriate for the performance of executive duties.

For such purposes, when executive duties are delegated to a member of the board of directors in any capacity, it shall be necessary for the director and the Company to sign an agreement, which must have been previously approved by the board of directors with the favourable vote of two-thirds of its members. The affected director must abstain from attending the meeting and from participating in the vote. The approved agreement must be included as an exhibit in the minutes of the meeting.

Such agreements shall establish all the items for which the directors may receive remuneration for the performance of executive duties (including, if applicable, salaries, incentives, bonuses, possible severance payments relating to such duties and the amounts to be paid by the Company in insurance or contributions to savings plans). The directors may not receive any remuneration for the performance of executive duties which amounts or items are not established in such agreement.

The remuneration to be paid pursuant to such agreements shall be adjusted to the director remuneration policy.

5.     The Company shall take out liability insurance for its directors on such terms as are customary and commensurate with the circumstances of the Company itself.

6.     The variable components of compensation shall be set such that there is an appropriate ratio between the fixed and variable components of total compensation.

The variable components shall not exceed one hundred percent of the fixed components of the total compensation of each director, unless the shareholders at a general shareholders’ meeting approve a higher ratio, which shall under no circumstances exceed two hundred percent of the fixed components of the total compensation, on the terms established by law.

Article 59. Approval of the director remuneration policy

1.     The director remuneration policy shall be approved by the shareholders at the general shareholders’ meeting at least every three years as a separate item on the agenda.

2.     The remuneration policy shall conform as appropriate to the remuneration system established in article 58 and must necessarily include:

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

(i)     with regard to the remuneration of the directors in their capacity as such, the maximum total amount of annual remuneration to be paid to the directors; and

(ii)    with regard to the remuneration of the directors for the performance of executive duties, the amount of the fixed annual remuneration and changes thereto during the period to which the policy refers, the various parameters to set the variable components and the principal terms and conditions of their agreements, including, in particular, term, other fixed components of remuneration, compensation for early withdrawal or termination of the contractual relationship and exclusivity, post-contractual attendance and continuity or loyalty agreements.

3.     The proposal by the board of directors of the director remuneration policy shall be reasoned and must be accompanied by a specific report of the remuneration committee. As from the call to the general shareholders’ meeting, both documents shall be made available on the Company’s website for the shareholders, who may also request that the documents be delivered or sent free of charge. The announcement of the call to the general shareholders’ meeting shall mention such right.

4.     The duly approved director remuneration policy shall remain effective for the three fiscal years subsequent to the year in which it was approved by the shareholders at the general shareholders’ meeting, unless the policy itself or the resolution of the general shareholders’ meeting establishes a lesser term or on the occurrence of the event established in sub-section 4 of article 59 bis below. Any amendment or replacement thereof during such term shall require the prior approval of the shareholders at the general shareholders’ meeting, in accordance with the procedure established for its approval.

5.     Any remuneration the directors received for the exercise or termination of their office or for the performance of executive duties shall be in accordance with the director remuneration policy then in effect. Excepted from the foregoing is remuneration expressly approved by the shareholders at the general shareholders’ meeting.

Article 59 bis. Transparency of the director compensation system

1.     The board of directors shall, on an annual basis, approve and publish the annual report on directors’ remuneration. Such report shall include the remuneration that the directors receive or must receive in their capacity as such, as well as any remuneration for the performance of executive duties.

2.     The annual report on directors’ remuneration must include complete, clear and understandable information regarding the director remuneration policy applicable to the then-current fiscal year. It shall also include an overall summary of the application of the remuneration policy during the prior fiscal year, as well as a

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

breakdown of the individual compensation accrued for all the items by each director during such fiscal year.

3.     During each fiscal year, such report shall be submitted to a consultative vote of the shareholders at the general shareholders’ meeting as a separate item on the agenda. It shall also be made available to the shareholders upon the call to the aforementioned general shareholders’ meeting.

4.     If the annual report on director remuneration is rejected by the consultative vote of the shareholders at any general shareholders’ meeting, the remuneration policy applicable to the fiscal year subsequent to that in which the aforementioned general shareholders’ meeting is held must be submitted for the approval of the shareholders at the general shareholders’ meeting prior to its application, though the maximum term of such policy may not have expired. It shall not be necessary to re-approve the policy if it would have been approved at the same general shareholders’ meeting that rejected the annual report on directors’ remuneration on a consultative basis.

5.     In the annual report, the board shall set forth, on an individual basis, the compensation received by each director, specifying the amounts corresponding to each compensation item. It shall also set forth therein, on an individual basis and for each item of compensation, the compensation payable for the executive duties entrusted to the executive directors of the Company.

Section 7. Corporate governance report and website

Article 60. Annual corporate governance report

1.     The board of directors shall prepare an annual corporate governance report which, with the content required by law, shall specifically focus on (i) the level of compliance with the corporate governance recommendations; (ii) the conduct of the general shareholders’ meeting and proceedings therein; (iii) related-party transactions and intragroup transactions; (iv) the ownership structure of the Company; (v) the management structure of the Company; (vi) risk control systems, including financial risk  (riesgo fiscal), and a description of the principal characteristics of the internal risk control and management systems relating to the process of issuing financial information; and (vii) any restriction on the transferability of securities or on voting rights.”

2.     The annual corporate governance report shall be made available to the shareholders on the Company’s website no later than the date of publication of the call to the ordinary general shareholders’ meeting that is to review the annual accounts for the fiscal year to which such report refers.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

Article 61. Corporate website.

1.     The Company shall have a corporate website (www.santander.com) through which it shall report to its shareholders, investors and the market at large the relevant or significant events that occur in connection with the Company and on which it shall disseminate any other information for which publication on the corporate website is required by applicable law.

The creation of the corporate website must be resolved upon by the shareholders at the general shareholders’ meeting. Such resolution must expressly appear in the agenda included in the call to the meeting that must adopt it.

The resolution to create the website shall be recorded on the Bank’s page maintained with the Commercial Registry and shall be published on the Official Gazette of the Commercial Registry.

2.     The board of directors may approve the amendment, removal or relocation of the corporate website.

The amendment, removal or relocation of the corporate website shall be recorded on the Bank’s page maintained with the Commercial Registry and published in the Official Gazette of the Commercial Registry, as well as on the website resolved to be amended, removed or relocated for thirty days following insertion of the resolution in the Official Gazette of the Commercial Registry.

3.     Without prejudice to any additional documentation required by applicable regulations, the Company’s website shall include at least the information and documents set forth in the rules and regulations of the board.

4.     On occasion of the call to general shareholders’ meetings, an electronic shareholders’ forum shall be enabled for use on the Company’s website, to which both individual shareholders and any voluntary associations that they may create as provided by law will have access, with all due assurances, in order to facilitate their communication prior to the holding of general shareholders’ meetings. The regulations for the electronic shareholders’ forum may be further developed by the rules and regulations for the general shareholders’ meeting, which, in turn, may entrust to the board of directors the regulation of all required procedural aspects.

CHAPTER III. OTHER PROVISIONS

Section 1. Annual accounts

Article 62. Submission of the annual accounts

1.     The company’s fiscal year shall coincide with the calendar year, commencing on 1 January and ending on 31 December of each year.

2.     Within a maximum period of three months from the closing date of each fiscal year, the board of directors shall draft the annual accounts, which shall include the

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

balance sheet, the profit and loss statement, the annual report to the accounts, the statement of recognised income and expense, the consolidated statement of changes in total equity and the statement of cash flows, the management report and the proposed allocation of profits and losses and, if applicable, the consolidated accounts and management report.

3.     The board of directors shall use its best efforts to prepare the accounts such that there is no room for qualifications by the external auditor. However, when the board believes that its opinion must prevail, it shall provide a public explanation, through the chairman of the audit committee, of the content and scope of the discrepancy, and shall also endeavor to ensure that the external auditor likewise discloses its considerations in this regard.

4.     The annual accounts and the management report of the Company shall be reviewed by the external auditor, appointed by the shareholders at the general shareholders’ meeting prior to the end of the fiscal year to be audited, for a specified term in accordance with applicable law.

Article 63. Approval of the accounts and allocation of results

1.     The annual accounts shall be submitted to the shareholders for approval at the general shareholders’ meeting.

2.     Once the annual accounts have been approved, the shareholders at the general shareholders’ meeting shall resolve on the allocation of the results for the fiscal year.

3.     Dividends may only be distributed out of the earnings for the fiscal year or with a charge to unappropriated reserves, once the payments required by the law and these bylaws have been made and provided the shareholders’ equity disclosed in the accounts is not or, as a result of the distribution, is not reduced to less than the share capital. If there are any losses from prior fiscal years that reduce the Company’s shareholders’ equity below the amount of the share capital, the earnings shall be used to offset such losses.

4.     The shareholders at the general shareholders’ meeting shall decide the amount, time and form of payment of the dividends, which shall be distributed among the shareholders in proportion to their paid-up capital.

5.     The shareholders at the general shareholders’ meeting and the board of directors may make resolutions as to the distribution of interim dividends, subject to such limitations and in compliance with such requirements as are established by the law.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

Article 64. Dividends in kind

The dividend and the amounts payable on account of dividends may be paid in kind in whole or in part, provided that:

(i)     the property or securities to be distributed are of the same nature;

(ii)    they have been admitted to listing on an official market as of the effective date of the resolution, or liquidity is duly guaranteed by the Company within a maximum period of one year; and

(iii)   they are not distributed for a value that is lower than the value at which they are recorded on the Company’s balance sheet.

Article 65. Deposit of the annual accounts

Within the month following the approval of the annual accounts, the board of directors shall file with the commercial registry of the place where the registered office of the Bank is located, for deposit, a certificate setting forth the resolutions adopted at the general shareholders’ meeting approving the annual accounts and setting forth the allocation of results. It shall also attach to such certificate a copy of each of such accounts as well as of the management report, if applicable, and of the external auditors’ report.

Section 2. Dissolution and liquidation of the Company

Article 66. Dissolution of the Company

The Company shall be dissolved in the instances and subject to the requirements established by applicable law.

Article 67. Liquidators

1.     Once the Company has been dissolved, all of the members of the board of directors whose appointment is current and registered with the commercial registry shall become liquidators by operation of law, unless the shareholders acting at a general shareholders’ meeting have appointed other liquidators in the resolution providing for the dissolution of the Company.

2.     If there is not an odd number of directors, the youngest director shall not act as liquidator.

Article 68. Representation of the dissolved Company

In the event of dissolution of the Company, each of the liquidators acting jointly and severally shall have the power to represent it.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.

Article 69. Supervening assets and liabilities

1.     If corporate property appears after the entries relating to the Company have been cancelled, the liquidators shall assign to the former shareholders the additional share to which they may be entitled, for which purpose such property shall be first converted into cash where necessary.

After the passage of six months from the date on which the liquidators were required to comply with the provisions of the foregoing, without the former shareholders having been assigned the additional share, or in the absence of liquidators, any interested party may file a petition with the court of the place where the company’s last registered office was located for the appointment of a person to replace the liquidators in the performance of their duties.

2.     The former shareholders shall be jointly and severally liable for all unpaid corporate liabilities up to the amount of what they may have received as their share in liquidation, without prejudice to the liability of the liquidators in the event of fraudulent or negligent conduct.

3.     In order to comply with formal requirements relating to legal acts performed prior to the cancellation of the entries of the Company, or whenever necessary, the former liquidators may formalize legal acts in the name of the defunct company following its cancellation in the registry. In the absence of liquidators, any interested party may file a petition for formalization by the court of the place where the last registered office of the Company was located.

Section 3. General provisions

Article 70. Forum

The shareholders hereby waive the jurisdiction otherwise applicable to them and expressly submit to the jurisdiction of the courts sitting in the place where the registered office of the Bank is located.

Article 71. Communications

Without prejudice to the provisions of these bylaws with respect to proxy-granting, distance voting, and attendance at shareholders’ meetings via teleconference, any required or voluntary communications and information among the company, its shareholders, and the directors, regardless of the party issuing or receiving them, may be effected by electronic or data-transmission means, except in the cases expressly excluded by the law and respecting at all times the guarantees of security and the rights of shareholders, to which end the board of directors may establish appropriate technical mechanisms and procedures, which it shall publish on the Company’s website.

This document is a translation of an original text in Spanish. In case of any discrepancy between both texts, the Spanish version will prevail.